Exhibit 99

For Immediate Release	For More Information Contact:

Jim Graham, (910) 641-0044

Waccamaw Bankshares Reports 2nd Quarter Profits Up 20 Percent

Whiteville, NC -July 15, 2004 – Waccamaw Bankshares (NASDAQ: WBNK), the parent company of Waccamaw Bank, reported second quarter earnings today. Net income for the second quarter reached $595,044, an increase of 20.1% over the same period in 2003 equating to earnings per share (EPS) of $.26 versus $.22 per share for the same period last year. Assets for the locally owned bank holding company also saw increases. Total assets for the quarter ending June 30, 2004 were $220,023,895, an increase of 19.23% over last year.

“During the second quarter Waccamaw experienced significant increases in both loan and deposit volume from the markets we serve,” reported Waccamaw Bankshares President, Jim Graham. “We see this as an indication of improved local economy and optimism regarding the national economy as well. Our net interest margin continues to improve over last year and we are increasing our market share in all the markets we serve. Our staff continues to perform at extremely high levels as we maintain our focus on serving our communities as the strongest community bank in our market,” Graham continued.

Chairman Michael K. Jones stated, “We are pleased with the results of the first half of the year and as always we appreciate the great support our bank receives from our market. We continue to build upon the vision we established for the bank nearly seven years ago and our goals are high for performance in future years.”

Waccamaw Bankshares is listed on the NASDAQ Small Capital Markets under the symbol WBNK. Waccamaw Bankshares, through its affiliate Waccamaw Bank, operates banking offices in Whiteville, Tabor City, Chadbourn, Shallotte, Holden Beach, and Wilmington. Waccamaw Bank opened its sixth office in Wilmington on July 12, 2004 with the grand opening scheduled for July 23, 2004. The bank offers investment services through Waccamaw Financial Services. Waccamaw Bankshares owns an interest in Sidus Financial, LLC which offers mortgage services to community banks in North Carolina, South Carolina and Virginia. For more information call (910) 641-0044 or go to www.waccamawbank.com.